Exhibit 99.1

VaxGen’s Joint Venture, Celltrion, to Manufacture Product for Bristol-Myers
Squibb Company

                   BRISBANE, California – June 21, 2005 – VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that its joint venture, Celltrion, Inc., has entered into an agreement to manufacture biologic products being developed by Bristol-Myers Squibb Company (NYSE: BMY). Although commercial terms of the agreement were not disclosed, the agreement is believed to represent the largest biologics manufacturing contract for an Asian biopharmaceutical contract manufacturer.

                   “Celltrion’s overall strategy is to compete globally for top-tier biopharmaceutical contract manufacturing,” said James Panek, Celltrion’s Co-Chief Executive Officer and VaxGen’s Senior Vice President of Manufacturing Operations. “An agreement to manufacture biologic products for one of the world leaders in pharmaceuticals is a major milestone, and we are pleased to have been selected to help ensure the supply of their products.”

                   The Celltrion facility, located in Incheon, South Korea, is capable of producing multiple products, including Bristol-Myers Squibb’s abatacept and belatacept. Technology transfer activities are expected to begin immediately. Production of product, which will be manufactured according to U.S. cGMP standards, is expected to utilize a significant portion of Celltrion’s 50,000 liters of bioreactor capacity.

         Celltrion was established in 2002 by VaxGen and three South Korean partners: Nexol Corp., KT&G Corp., and J. Stephen & Co. Ventures Ltd. VaxGen provided technology, know-how and training while the South Korean partners provided funding for the joint venture. VaxGen is the single largest stockholder in Celltrion, with a 32 percent stake in the joint venture.

         About VaxGen

         VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California.

         VaxGen is also the largest shareholder in Celltrion, Inc., a South Korean joint venture established to provide contract manufacturing to the global pharmaceutical industry. Celltrion recently completed construction of a 50,000-liter mammalian cell culture facility and initiated an expansion to build an additional 50,000 liters of capacity by 2010.

         For more information, please visit the company’s web site at: www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing of technology transfer, the extent of utilization of Celltrion’s bioreactor capacity and the timing and progress of Celltrion’s plans to add bioreactor capacity. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on March 31, 2005, under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Paul Laland
Vice President, Corporate and Financial Communications
(650) 624-1041

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